Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047
October 19, 2007
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported third quarter and nine month earnings and announced a dividend declaration.

The Company reported a 15.0% increase in net income for the third quarter of 2007 to $2.3 million compared to $2.0 million for the comparable quarter in 2006. Net income increased $296 thousand compared to the third quarter of 2006, fueled by strong increases in net interest income and noninterest income. For the third quarter of 2007, net interest income increased $409 thousand compared to the same period in 2006 as interest income increased $1.7 million, or 12.8%, while interest expense increased $1.3 million or 24.7%. Provision expense for the loan loss reserve increased $121 thousand with all of this increase related to one credit on which management believes it is taking a conservative position. Noninterest income increased $284 thousand, or 20.9%, driven by an increase of $82 thousand, or 9.8%, in service charges on deposit accounts, a $111 thousand or 91.0% increase in debit and credit card fee income, and a $74 thousand increase from the Company’s investment in its investment subsidiary. Noninterest expense was relatively flat, increasing only $37 thousand, or 0.6%, compared to the quarter ended September 30, 2006. Income tax provision increased $238 thousand, based primarily on a $534 thousand increase in pre-tax income and an increase in the statutory tax rate. Net interest margin decreased to 4.03% for the third quarter of 2007 compared to 4.26% for the third quarter of 2006.

Earnings per share for the third quarter 2007 were $0.38 compared to $0.40 for the same quarter in 2006, a decrease of 5.0%. Absent the impact of the December 2007 stock offering, earnings per share would have increased $.01 or 2.6%. Taking advantage of a depressed market for bank stocks, the Company repurchased 151 thousand shares of its stock at an average cost of $20.60 per share during the quarter. This repurchase represented half of the shares authorized for 2007 repurchase by the Board (5% of outstanding shares per calendar year) in its January 2001 authorization which has been updated annually.

Asset quality continues to be good, with net charge-offs as a percent of year-to-date average loans outstanding of 0.05% for the third quarter 2007 and 0.07% for the same quarter of 2006 and 0.05% for both nine-month periods ended September 30, 2007 and 2006. Nonperforming assets as a percent of total loans plus OREO were 0.58% at September 30, 2007, compared to 0.40% at September 30,

2006. Nonperforming assets were $4.0 million at September 30, 2007, compared to $2.9 million at year-end 2006 and $2.6 million at September 30, 2006. The increase in nonperforming assets is primarily the result of a single credit relationship that is expected to cure by the end of the first quarter of 2008.

For the nine months ended, September 30, 2007, net income was $6.7 million, increasing $1.4 million or 25.7%, compared to $5.3 million for the same period in 2006. Net interest income increased $1.3 million or 5.7%; loan loss reserve provision increased $107 thousand or 20.5%; other income increased $656 thousand or 17.2% and noninterest expense decreased $247 thousand or 1.3%. These improvements reflect the annual trends the Company has seen over the last three quarters of higher net interest income and noninterest income with lower noninterest expense. Total interest income is up $5.8 million or 15.6%, while total interest expense is up $4.5 million or 32.4%. Noninterest income increased as deposit fee income increased on higher volume, other fees increased from higher volume in the ATM and debit card business and other investment income increased from better performance by the mortgage and investment subsidiaries. Noninterest expense declined $246 thousand from the comparable period in 2006. Salaries and benefits were down $66 thousand. Occupancy and equipment expense is up $197 thousand from depreciation and other expenses associated with the Kings Charter branch opened as a relocation in mid December 2006, from building repairs and maintenance as we improve a number of branches and from increases in core IT service contracts and software maintenance.

On a linked quarter basis, net income decreased $50 thousand or 2.2%. The cause was an increase of $175 thousand in third quarter provision expense compared with the second quarter 2007. Noninterest expense for the third quarter of 2007 increased $57 thousand, or 0.9%, compared to second quarter 2007. Noninterest income increased $166 thousand as a result of growth in deposit service charges, debit and credit card fees and increases in all of the other investment income categories. Interest income was up by $448 thousand, or 3.1%, while interest expense increased $332 thousand or 5.4%. Net interest margin for the quarter ended September 30, 2007 was 4.03%, a decrease of 8 basis points from second quarter 2007 net interest margin of 4.11%.

During the third quarter of 2007, loans continued to grow and management funded most of this growth with Federal Home Loan Bank (“FHLB”) borrowings at interest rates lower than the cost of new certificates of deposit. Since the end of the 2006, deposits have grown $3.8 million as management looks to restructure the liability side of the balance sheet at lower deposit rates in the future. With the Federal Open Market Committee’s 50 basis point decrease in the fed funds rate, we look at the fourth quarter as a transition quarter as mismatched assets are re-matched to lower costing liabilities.

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.16 per share, payable November 15, 2007, to shareholders of record as of November 1, 2007. Shearin stated, “We are pleased to report another strong earnings statement. The Company’s Asset/Liability committee continues to manage the balance sheet effectively with pricing strategies that have direct impact to the company’s bottom line. In addition, the other major component supporting strong earnings is management’s focus on managing expenses. Moreover, these are long-term strategies; therefore, we expect these strategies to support continued performance on both the balance sheet and income statement. In addition, the Company is pleased with its asset quality, particularly in an environment in which many loan portfolios are performing at sub-par levels.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 10.03% and 1.01%, respectively, for the quarter ended September 30, 2007, compared to 12.21% and 0.97%, respectively for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, ROE was 9.99% and ROA was 1.02% compared to 11.29% and 0.90% for the same nine-month period in 2006.

Total assets increased by $87.4 million, compared to one year ago, reaching a record level of $903.2 million at September 30, 2007. For the third quarter of 2007 average loans of $689.6 million were up 10.81% compared to $622.3 million for the third quarter of 2006 and represent a nearly $14.5 million increase over the $675.1 million average for the second quarter of 2007. Average deposits of $655.6 million for the quarter ended September 30, 2007 reflect an increase of 3.5% compared to $633.2 million in the same quarter of 2006.

Eastern Virginia Bankshares, Inc., based in Tappahannock, VA, is the parent company of EVB. EVB operates 22 retail branches in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. Subsidiaries of EVB include EVB Investments, EVB Mortgage, EVB Insurance and EVB Title. The Company’s stock trades on the NASDAQ Global Market under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

	Three months Ended September 30,		Nine months Ended September 30,
(dollars in thousands, except per share data)	2007	2006	2007	2006
Income Statements
Interest income	$14,822	$13,137	$43,111	$37,287
Interest expense	6,439	5,163	18,347	13,859

Net interest income	8,383	7,974	24,764	23,428
Provision for loan losses	325	204	628	521
Service charges on deposits	921	839	2,658	2,382
Debit and credit card fees	233	122	571	345
Investment services income	171	97	348	273
Gain on securities available for sale	16	5	16	36
Gain on sale of OREO or fixed assets	—	—	—	26
Other noninterest income	302	296	876	751
Salaries and benefits	3,712	3,634	10,892	10,958
Occupancy and equipment	1,106	991	3,145	2,948
Other noninterest expense	1,613	1,768	5,046	5,423
Income Tax expense	1,005	767	2,834	2,070

Net income	$2,265	$1,969	$6,688	$5,321

Earnings per share: basic	$0.38	$0.40	$1.10	$1.08
diluted	$0.38	$0.40	$1.10	$1.03

Selected Ratios
Return on average assets	1.01%	0.97%	1.02%	0.90%
Return on average equity	10.03%	12.21%	9.99%	11.29%
Net interest margin	4.03%	4.26%	4.10%	4.32%

Balance Sheets at Period End
Loans, net of unearned interest			$697,283	$637,133
Total assets			903,195	815,828
Deposits			657,787	642,157
Other borrowings			143,901	101,524
Shareholders’ equity			89,489	65,461
Book value per share			15.03	13.28

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$689,645	$622,343	673,488	603,467
Total assets	892,602	805,494	873,989	788,188
Deposits	655,613	633,219	655,977	626,754
Total borrowings	135,113	100,727	117,284	92,068
Shareholders’ equity	89,613	63,985	89,542	63,018

Asset Quality at Period End
Allowance for loan losses			7,447	6,880
Nonperforming assets			3,977	2,559
Net charge-offs	83	115	232	242
Net charge-offs to average loans	0.05%	0.07%	0.05%	0.05%
Loan loss reserve % of total loans			1.07%	1.08%
Nonperforming assets % of total loans & OREO			0.55%	0.40%

Other Information
Number of shares outstanding - period end	5,955,176	4,928,780	5,955,176	4,928,780
Average shares outstanding - basic	6,008,935	4,923,556	6,062,038	4,914,795
Average shares outstanding - diluted	6,013,981	4,929,409	6,067,774	4,921,251